TOUCHSTONE FUNDS GROUP TRUST

                                 CLASS II SHARES
                        AMENDED AND RESTATED DISTRIBUTION
                          AND SHAREHOLDER SERVICES PLAN

      WHEREAS, Touchstone Funds Group Trust (the "Trust"), formerly operating under the name "Constellation Funds," is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the "1940 Act") and the Trust desires to compensate Touchstone Securities, Inc. ("Distributor") for providing the services described herein to persons ("Shareholders") who from time to time beneficially own Class II units of beneficial interest ("Shares") of any of the Trust's Funds (the "Funds") listed in Exhibit A hereto; and

      WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Plan will benefit the Funds of the Trust and the Shareholders of the Shares of such Funds; and

      WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust must adopt a plan under which the Distributor will provide the distribution services stated in Section 2; and

      WHEREAS, the Trustees of the Trust wish to adopt a plan under which the Distributor will provide or cause to be provided to Shareholders some or all of the shareholder services stated in Section 3;

      NOW, THEREFORE, the Trustees of the Trust hereby adopt the following Plan.

      SECTION 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust and for the provision of shareholder services.

      SECTION 2. The Trust will pay the Distributor a fee up to the amount set forth in Section 4 below for distribution services, at the rate of compensation set forth in Exhibit A, as may be amended from time to time by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 11 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement. The Distributor may use this fee as (i) compensation for its services in connection with distribution assistance; or (ii) a source of payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance.

      SECTION 3. The Trust will also pay the Distributor a fee up to the amount set forth in Section 4 below for shareholder services, at the rate of compensation set forth in Exhibit A, as may be amended from time to time. The Distributor may use payments under this aspect of the Plan to provide or enter into agreements with organizations ("Service Providers") who will provide one or more of the following shareholder services: (i) maintaining accounts relating to Shareholders that invest in Shares; (ii) arranging for bank wires; (iii) responding to Shareholder inquiries relating to the services performed by the Distributor and/or Service Providers; (iv) responding to inquiries from Shareholders concerning their investment in Shares; (v) assisting Shareholders in changing dividend options, account designations and addresses; (vi) providing information periodically to Shareholders showing their position in Shares; and
(vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Shareholders The Distributor may also use this fee for payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor and/or Service Provider's affiliates and subsidiaries as compensation for such services.

      SECTION 4. Aggregate fees paid to the Distributor pursuant to Section 2 above shall not exceed Seventy-Five basis points (0.75%) and fees paid to the Distributor pursuant to Section 3 above shall not exceed Twenty-Five basis points (0.25%) for the shareholder services under Section 3 above.

      SECTION 5. This Plan shall not take effect with respect to any Fund or Class of Shares thereof until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the Shares of such Fund or Class if fees are to be paid for distribution services; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 11 herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

      SECTION 6. This Plan shall continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 5 herein for the approval of this Plan.

      SECTION 7. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      SECTION 8. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Funds.

      SECTION 9. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of the Funds, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

      SECTION 10. This Plan may not be amended to increase the amount of distribution expenses permitted pursuant to Section 4 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Funds or Class affected, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 5 herein for the approval of this Plan.

      SECTION 11. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

      SECTION 12. While this Plan is in effect, the Board of Trustees of the Trust shall satisfy the fund governance standards as defined Rule 0-1(a)(7) of the 1940 Act.

      SECTION 13. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

                                                Revised as of November 16, 2006.
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                                    EXHIBIT A

                 TOUCHSTONE FUNDS GROUP TRUST - CLASS II SHARES
                    DISTRIBUTION AND SHAREHOLDER SERVICE FEES

Subject to the limitations imposed by Section 4 of the Plan and Rule 2830 of the NASD's Conduct Rules, the current level of fees payable to the Distributor pursuant to Sections 2 and 3 of the Plan are set forth below for the following
Funds:

Distribution Fee
----------------
Touchstone Large Cap Quality Stock Fund........none
Touchstone Pitcairn Select Value Fund .........none
Touchstone Pitcairn Taxable Bond Fund..........none


Shareholder Service Fee
-----------------------
Touchstone Large Cap Quality Stock Fund........Twenty-Five basis points (0.25%)
Touchstone Pitcairn Select Value Fund .........Twenty-Five basis points (0.25%)
Touchstone Pitcairn Taxable Bond Fund..........Twenty-Five basis points (0.25%)

Calculation of Fees
-------------------

Distribution and Shareholder Service fees are based on a percentage of the Funds' average daily net assets attributable to Class II Shares of each listed Fund.




Dated: November 16, 2006